CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of      our report dated November 28, 2017, relating to the financial statements and financial highlights of American Customer Satisfaction Core Alpha ETF and Brand Value ETF, each a series of ETF Series   Solutions, for the period ended September 30, 2017, and to the references to our firm under the    headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
January 26, 2018